Exhibit 99.1

Gap Inc. Announces Leadership Changes at Gap Brand

Marka Hansen Named Gap Brand President

SAN FRANCISCO – February 1, 2007 – Gap Inc. (NYSE: GPS) announced today that Marka Hansen, 53, president of Banana Republic, has been named president, Gap North America, effective immediately. Ms. Hansen will report directly to Bob Fisher, Gap Inc.’s interim president and CEO. Ms. Hansen succeeds Cynthia Harriss, 54, who has resigned from the company.

“During the past twenty years, Marka has developed a unique blend of deep merchandising expertise, extensive leadership experience and a real appreciation for the company’s culture and creative heritage,” said Mr. Fisher. “Marka also has demonstrated through her tenure at Banana Republic that she understands what it takes to lead an iconic apparel brand.”

“I’m excited about the opportunity to lead the company’s flagship brand,” said Ms. Hansen. “While there are challenges that lay ahead, with the support of the extremely passionate, talented and committed Gap brand team, I’m confident that together we can reclaim Gap brand’s authority in casual apparel.”

Ms. Hansen began her career with the company in 1987 as a merchandise manager for Banana Republic. She joined Gap’s International division in 1993 as vice president of merchandising leading the brand’s expansion into Europe and Japan, and was promoted to senior vice president in 1995. She briefly led Gap Inc.’s Human Resources organization beginning in 2000, before being promoted to executive vice president of Gap adult merchandising in 2002. Ms. Hansen became president of Banana Republic in 2003.

“I want to thank Cynthia for her incredible efforts at both our Outlet business and Gap brand over the past three years,” said Fisher. “We all appreciate her hard work and wish her well in the future.”

About Gap Inc.

Gap Inc. is a leading international specialty retailer offering clothing, accessories and personal care products for men, women, children and babies under the Gap, Banana Republic, Old Navy, Forth & Towne and Piperlime brand names. Fiscal 2005 sales were $16.0 billion. Gap Inc.

operates more than 3,100 stores in the United States, the United Kingdom, Canada, France, Ireland and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements for Gap and Banana Republic in Asia and the Middle East. For more information, please visit gapinc.com.

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